EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into by and between Gatos Silver, Inc, a Delaware corporation with its principal business address at 8400 Crescent Parkway, Suite 600, Greenwood Village, CO 80111 (the “Company”), and John Kinyon an individual, with residential address at 4865 S. Greensferry Road, Coeur d Alene, ID 83814 (the “Executive” and together with the “Company”, the “Parties”).

RECITALS

A.	Executive is Chief Operating Officer for the Company and is employed as an at-will employee.

B.	Executive executed the Executive Employment Agreement on or about April 1, 2016, (the “Employment Agreement”), which is attached as Exhibit A to this Agreement.

C.	Executive executed the Nonqualified Stock Option Agreements detailed on Exhibit B on the dates stated therein, which are subject to the Company’s 2020 Long Term Incentive Plan (the “Option Agreements”).

D.	As a result of a Company re-alignment of operational priorities, the Chief Operating Officer role performed by the Executive will be eliminated and the Executive’s employment relationship with the Company will come to an end.

E.	The Executive and the Company desire to document the separation of the Executive from the Company and to end their employment relationship in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows, effective as of the Effective Date:

1.	Separation from the Company and end of the Employment Relationship.

a.	Separation Date. Executive shall separate from the Company and the employment relationship will come to an end on August 16, 2021.

b.	Separation Payments and Benefits. Upon separation from the Company, Executive shall be entitled to the following payments and benefits:

i.	Within seven (7) days of Executive’s execution of this agreement, the Company shall pay the Executive any Base Salary and Annual Bonus from the previous calendar year to the extent accrued but unpaid as of the effective date of the Executive’s separation; one hundred and forty hours of accrued but unused vacation in accordance with Company policy; and all business expenses that were incurred and not reimbursed but eligible for reimbursement (collectively, the “Accrued Obligations”) less any withholdings and other deductions required by law.

ii.	The Company shall pay the Executive a prorated amount of the current calendar year Annual Bonus (as such term is defined in the Employment Agreement), with payment of such prorated Annual Bonus to be made at the same time as annual bonuses are made to other executives of the Company in the ordinary course (but in no event later than March 15, 2022) (the “ProRata Bonus”).

iii	Subject to the Executive signing and returning an executed version of this Agreement to the Company at its headquarters address referred to in the heading of this Agreement within 21 calendar days of receipt of this Agreement and not timely revoking it, the Company will pay the Executive:

a)	an amount equal to twelve (12) months of the Executive’s Base Salary in a lump sum less applicable withholdings and other deductions required by law within sixty (60) calendar days of the date of separation.

b)	an amount of $294,682.00 equivalent to the preceding year Bonus, in addition to the preceding year Bonus that Executive has already received, in a lump sum less applicable withholdings and other deductions required by law within sixty (60) calendar says of the date of separation.

c)	Provided the Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall also pay, on the Executive’s behalf, the portion of monthly premiums for the Executive’s group health insurance, including coverage for the Executive’s dependents, that the Company paid immediately prior to the date of separation, during the eighteen (18) month period following the date of separation, subject to the Executive’s continued eligibility for COBRA coverage. The Company will pay for such COBRA coverage for eligible dependents only for those dependents who were enrolled immediately prior to the date of separation. The Executive will continue to be required to pay that portion of the premium for the Executive’s health coverage, including coverage for the Executive’s eligible dependents, that the Executive was required to pay as an active employee immediately prior to the date of separation. Notwithstanding the foregoing, in the event that under applicable guidance the reimbursement of COBRA premiums causes the Company’s group health plan to violate any applicable nondiscrimination rule, the parties agree to negotiate in good faith a mutually agreeable alternative arrangement.

d)	an amount equivalent to 50% of attorney’s fees, not to exceed $2,500 payable directly to the Law Office of David Lichtenstein, LLC within fifteen (15) days from receipt of the corresponding invoice

e)	All Executive’s Stock Options shall fully vest and remain exercisable until the earlier of (x) the date of October 13, 2022 or (y) the expiration of the original option term.

iv	Executive shall resign from all positions with the Company, including any of its parent, subsidiary, or affiliate companies, effective as of the Separation Date.

d.            Adequate Consideration. The Parties agree that this Agreement is supported by adequate consideration based on the mutual covenants and promises set forth herein. Moreover, Executive acknowledges that the Severance Payment provided pursuant to this Agreement is provided solely as consideration for the mutual promises set forth in this Agreement.

e.            No Other Payments. Except as provided herein, Executive acknowledges that no other compensation, wages, payment, bonus, accelerator, reimbursement, equity awards, vesting or benefit of any nature whatsoever is due and owing by the Company to Executive. Executive represents that he has previously reported all hours worked for the Company in strict accordance with Company policy and that he is not owed any salary, reimbursement, or compensation for any hours worked. Executive further represents that, as of the Effective Date, he has previously been reimbursed for all expenses and costs for which the company is or may be responsible.

f.            Reporting. Executive acknowledges and agrees that as a public company, the Company, may have certain reporting or disclosure obligations relating to the parties, Executive’s title or status, or the fulfillment of the parties’ respective rights and obligations as provided for in this Agreement or pursuant to Executive’s employment with the Company. Executive acknowledges and agrees that the Company shall make whatever report or disclosure it believes is required by law or is reasonably prudent. Executive further acknowledges and agrees that the Company makes no representation or warranty regarding the form, substance, or timing of any such report or disclosure, or the number of reports or disclosures it may decide to make.

2.	Release of Claims by Executive.

a.	In exchange for the consideration provided in this Agreement, including without limitation the Severance Payment, Executive, for himself and his heirs, executors, representatives, agents, assigns, and all persons and entities claiming by, through, or under him, hereby irrevocably and unconditionally fully and forever waives, releases, and discharges the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (both individually and collectively, the “Released Parties”), from any and all claims, liabilities, charges, obligations, demands, grievances, lawsuits, causes of action, attorney fees, costs, and liabilities of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether known or unknown (collectively, “Claims”), which Executive may have or has ever had as of the Effective Date against the Released Parties in any way related to any way related to the Executive’s hire, benefits, employment, termination, or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter (the “Released Claims”).

b.	The Released Claims include, but are not limited to, any matters, causes, or things whatsoever that were, have been, or in any way could have been alleged as of the Effective Date including but not limited to, any and all claims arising under federal, state, or local employment, civil rights, labor, wage and hour, wage payment, back pay or similar laws, including, without limitation, claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, whistle-blowing or liability in tort, common law claims, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981- 1988, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Fair Credit Reporting Act, Executive Order I 1246, the Immigration Reform and Control Act of 1986, and all other federal, state or local statutes, ordinances, and regulations. Executive understands that the Released Claims include a release of claims arising under the Age Discrimination in Employment Act.

c.	Provided, however, notwithstanding anything to the contrary set forth herein, this Section 2 shall not (i) extend to any obligations of the Company under this Agreement or any claims that cannot be waived under applicable law; (ii) prohibit any claims by Executive for unemployment insurance benefits or worker’s compensation benefits; (iii) prohibit Executive from filing charges with the Equal Employment Opportunity Commission or state anti-discrimination agencies for violation of state or federal employment laws within the jurisdiction of those agencies, except that Executive does specifically waive Executive’s right to personal monetary recovery in connection with such charges; (iv) eliminate any vested rights that Executive may have under any employee pension or welfare benefit plan in which he participated as an employee of the Company; and/or (v) prohibit Executive’s participation in the Company’s employee health benefit plan, as allowed by COBRA and the terms, conditions, and limitations of the plan. In addition, notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21 F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

d.	Executive acknowledges that he may hereafter discover facts different from or in addition to those he now knows or believes to be true with respect to the Released Claims, and Executive expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall remain effective in all respects, regardless of such additional or different facts.

3.    Release of Claims by Company. In consideration of the promises made by Executive in this Agreement, the sufficiency of which is hereby acknowledged, Company, on behalf of itself, its present and former agents, shareholders, partners, officers, directors, manager, supervisors, employees, attorneys, subsidiaries, corporations, licensees, affiliated corporations, parent or other affiliated corporations, specifically agrees to fully and forever release and discharge Executive, his heirs and assigns, from any and all debts, claims, demands, damages, actions, administrative complaints or charges, and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which Company now has, claims to have or hereafter may have against Executive, for or by reason of any matter, cause or thing, except to the extent it relates to any act of fraud, knowingly illegal act or willful violation of Company’s policy on the part of Executive, occurring at any time prior to or contemporaneous with the execution of this Agreement, including without limitation on the foregoing, those arising out of, or in any way related to, Executive’s employment by Company and its affiliated corporations and the separation of that employment.

4.    Twenty One Days Consideration Period. The Company provided this Agreement to Executive on August 25, 2021. Executive may elect to take up to twenty One (21) days to consider whether to accept this Agreement, although Executive may sign this Agreement before then. Changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period. If Executive fails to execute this Agreement within the twenty one (21) day period, then the terms and conditions contained in this Agreement are automatically withdrawn without further action or notice by the Company.

5.    Seven Day Revocation Period. Following execution of this Agreement, Executive shall have seven (7) calendar days to revoke this Agreement. To be effective, the revocation must be in writing, signed by Executive, and delivered to 8400 Crescent Parkway, Suite 600, Greenwood Village, CO 80111 email: rmonroy@gatossilver.com, on or before 5 p.m. MDT of the 7th day. This Agreement shall become effective on the eighth (8th) day following execution of this Agreement (the “Effective Date”). If Executive revokes this Agreement, Executive shall not be eligible to receive any compensation or benefits under this Agreement and the Company shall have no obligations hereunder.

6.    Executive Representations. Executive warrants and represents that he has not filed any claims, complaints, or actions of any kind against the Company with any court or local, state or federal government agency; that he has been properly paid for all hours worked for the Company; that he has received all salary, wages, commissions, bonuses, and other compensation due to the Executive; and that he has not engaged in any unlawful conduct relating to the business of the Company.

Nothing in this Agreement prohibits or restricts Executive from filing a charge or complaint with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal or state regulatory authority (collectively, “Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any of the Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Agencies in connection with reporting a possible securities law violation without notice to the Employer. This Agreement does not limit the Executive’s right to receive an award for information provided to any securities regulatory agency or authority.

7.     Return of Company Property. In accordance with Executive’s obligations under Sections 5 of the Employment Agreement, Executive covenants and represents that he has returned to the Company all Confidential Information, including without limitation: (i) all documents, whether in print or electronic form, or other information about the Company, including without limitation confidential, proprietary or trade secret information, whether developed by Executive or any other employee of the Company; (ii) all electronic equipment and electronic storage devices (e.g., computers, thumb drives, etc.) except for Executive’s Laptop and cellular phone (all Company’s information to be permanently deleted from such devices); and (iii) all company property, credit cards, office keys, and other property that Executive obtained or that were made available to him as a consequence of his employment with the Company. Executive further affirmatively acknowledges that he has removed all Confidential Information belonging to the Company from Executive’s personal electronic devices, including without limitation his mobile phone. Executive acknowledges and agrees that Executive’s obligations pursuant to Section 5 of the Employment Agreement expressly survive the termination of Executive’s employment with the Company.

8.    Confidential Agreement. Executive agrees that the terms of this Agreement shall be and remain confidential, and Executive promises and covenants not to disclose, publicize, or cause to be publicized any of the terms and conditions of this Agreement except to (i) Executive’s spouse or partner, legal counsel, and financial or tax advisor, upon condition that each such person be advised by Executive of Executive’s confidentiality obligations hereunder and that any disclosure by such person will be deemed a disclosure by Executive; (ii) as required by validly issued subpoena, court order, or federal or state law or regulation; or (iii) in legal proceedings for breach of or to enforce the terms of this Agreement.

9.	Non-disparagement.

a.	Executive’s Obligations. Executive agrees that he shall not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill, good reputation, and/or business opportunities of the Released Parties or their business, products, services, or personal lives. This obligation shall include, but shall not be limited to, refraining from making negative statements about the Released Parties or their methods of doing business, the effectiveness of their business policies, or the quality of any of their products, services or personnel. This section also expressly includes the making or publication of such statements on any social media platform, regardless of whether the statements are accessible to the general public or limited to “friends” or others to whom Executive has expressly granted access. This is a continuing obligation that shall survive this Agreement.

Nothing in this Section 9 shall restrict Executive’s right to file any charge with or cooperate in any investigation conducted by the Agencies, as set forth more fully in Section 6 above, or is intended to preclude or dissuade Executive from engaging in legally protected activities protected by state and federal law, including the National Labor Relations Act or federal securities laws, including the Dodd- Frank Act, to the extent such rights cannot be waived by agreement.

b.	The Company’s Obligations. The Company agrees that it shall not do or say anything that would be slanderous, libelous or defamatory in nature regarding the Executive and in in response to any inquiries from prospective employers shall only provide Executive’s job title and dates of employment.

10.   Breach. Executive acknowledges and understands that (a) the provisions of Sections 8 and 9; (b) the provisions of Section 5 of the Employment Agreement are each material terms of this Agreement and that the Company would not be willing to enter into this Agreement, or the Employment Agreement without such provisions. Therefore, if Executive breaches the terms of Sections 8 or 9 of this Agreement; or Section 5 of the Employment Agreement, then Executive acknowledges and agrees that the Company, in its sole discretion, may exercise any remedies available to Company under the law or otherwise. In addition, Executive acknowledges that he will remain liable for any actual damages suffered by any of the Released Parties arising from or relating to Executive’s breach of the aforementioned sections.

11.   Remedies. In the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

12.   Confirmation of Prior Agreements. Notwithstanding anything in this Agreement to the contrary, Executive understands and agrees that nothing in this Agreement shall alter, limit, or void the respective rights and obligations of the parties under the Option Agreements (except as amended herein); the sections that survive termination of the Employment Agreement or any other agreement entered into between Executive and the Company prior to the date hereof. Any covenants in those prior agreements that were designed to restrict Executive’s actions during employment or that were intended to survive separation of employment shall continue in full force and effect, including without limitation the non-solicitation, and confidentiality provisions of any of those prior agreements.

13.   Not an Admission. This Agreement is not an admission by any party hereto that either has violated any contract, law, or regulation or that the Company or Executive has discriminated against the other or otherwise infringed on the other’s rights and privileges or done any other wrongful act. Rather, the Parties have entered into this Agreement with the intention to avoid disputes and any attendant inconvenience and expense.

14.   Entire Document. With the exception of the Option Agreements (except as amended herein), and those provisions that survive Executive’s separation pursuant to Section 12 above, this Agreement is the entire, integrated agreement between the parties regarding the subject matter of this Agreement. No other promises or agreements regarding the subject matter of this Agreement have been made to either Executive or the Company other than those contained in this Agreement. In electing to sign this Agreement, neither the Executive nor the Company has relied on any representation or promise, whether oral or written, not specifically set forth in this Agreement.

15.   No Assignment of Claims. Executive represents that he has not made, and will not make, any assignment of Claim(s) released by this Agreement and that no other person or entity had or has any interest in any Claim(s) released by Executive under this Agreement. Executive agrees to indemnify and hold harmless the Company from any and all claims, demands, expenses, costs, attorneys’ fees, and causes of action asserted by any person or entity due to a violation of this non- assignment provision.

16.   Miscellaneous. This Agreement shall be governed by the laws of the State of Colorado. Notwithstanding any Colorado statutory or case law to the contrary, this Agreement may not be modified except by a document signed by a duly authorized representative of the Company and the Executive, whether or not such claimed modification is supported by separate consideration. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party. In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties. This Agreement shall inure to and bind the heirs, devisees, executors, administrators, personal representatives, successors, and assigns, as applicable, of the respective parties hereto.

Subject to Section 11, the Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. If the matter has not been resolved within thirty (30) calendar days of a Party’s request for negotiation, either Party may initiate proceedings or arbitration only as provided herein. Subject to Section 5(d), if any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof has not been resolved by negotiation, such dispute shall be settled by binding arbitration in accordance with the then current rules of JAMS by a single independent and impartial arbitrator who is located in Denver, Colorado. The arbitrator selected must have an expertise in the matter(s) in dispute. Each party shall bear her/its own fees and costs; the fees, costs and all administrative expenses of arbitration shall be borne equally by the Company and the Executive. The Parties understand and agree that the arbitration is subject to the rules of JAMS; that the arbitrator’s decision and award shall be final and binding as to all claims that were, or could have been, raised in arbitration; and that judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. Any award rendered hereunder shall include an award of attorneys’ fees and costs, including the arbitrator’s fee, but shall not include punitive damages. The statute of limitations of the state of New York applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration.

17.   Severability. The provisions of the Agreement are severable. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, the other provisions shall remain fully valid and enforceable. Such a finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

18.   Knowing and Voluntary Execution. Executive acknowledges that Company has specifically recommended Executive to seek the advice of legal counsel of his choosing to review the terms and conditions of this Agreement and Executive specifically represents that he has carefully read and fully understands all of the provisions of this Agreement and to the extent that he has deemed appropriate, he has sought the advice of legal counsel, and that he is voluntarily and knowingly entering into it. Executive also specifically represents that prior to signing this Agreement, he was provided a reasonable period of time within which to consider whether to accept this Agreement.

19.   Authority to Enter Agreement. The Company warrants and represents that it has full authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The Company further warrants and represents that this Agreement is not in conflict with any other agreement to which the Company is a party or by which it may be bound. In addition, the Company warrants and represents that the individuals executing this Agreement on behalf of the Company have the full power and authority to bind the Company to the terms hereof and have been authorized to do so in accordance with the Company’s corporate structure and organization.

20.   Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or other electronically delivered copies of signature pages to this Agreement shall be treated between the parties as original signatures for all purposes.

(signature page follows)

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement knowingly and voluntarily intending to be legally bound by its terms.

Gatos Silver Inc	Executive

/s/ Stephen Orr	/s/ John Kinyon
By: Stephen Orr	John Kinyon
Title: Chief Executive Officer	Date: 31 August, 2021
Date: 1 September, 2021